Exhibit 19.1

MicroVision Statement of Policy on Insider Trading

Overview

It is illegal for any person, either personally or on behalf of others, to trade in securities on the basis of material, nonpublic information. It is also illegal to communicate (to “tip”) material, nonpublic information to others so that they may trade in securities on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

In the course of your employment or service with MicroVision and its subsidiaries (the “Company”) you may become aware of material, nonpublic information (defined below) about the Company or other companies. The Company’s policy is applicable to all directors, executive officers, and employees, and prohibits trading and tipping others to trade, when you know material, nonpublic information. You will also be precluded from trading the Company’s securities during certain periods as further described below.

Rule 10b-5 under the Securities and Exchange Act of 1934, in conjunction with Rule 10b5-1, specifically addresses insider trading. Insider trading violations are pursued vigorously by the Securities and Exchange Commission (the “SEC”) and the Office of the Attorney General of the United States.

Penalties for insider trading violations include civil fines of up to three times the profit gain or loss avoided by the trading, criminal fines of up to $1 million and imprisonment for up to 10 years. There may also be liability to those damaged by the trading.

While the regulatory authorities concentrate their efforts on the individuals who trade or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by the Company’s personnel.

A company whose employee violates the insider trading prohibitions may be liable for a civil fine of up to the greater of $1 million or three times the profit gain or loss avoided as a result of the employee’s insider trading violation. The failure of any director, officer or employee to comply with the Company’s policy on insider trading may also subject him or her to sanctions by the Company, including dismissal for cause, whether or not the failure to comply results in a violation of law.

MicroVision has adopted this policy statement both to protect you and the Company against claims of insider trading and the severe consequences associated with the violations of the insider trading laws. This statement of policy is also intended to prevent improper conduct on the part of anyone employed by or associated with the Company and to stipulate when an insider may trade in the Company’s securities.

General

Material, Nonpublic Information Material information is any information that a reasonable investor would consider important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, positively or negatively, is considered material. Information is considered nonpublic if the information has not been broadly disseminated to the public for a sufficient period to be reflected in the price of the security. The information must not only be publicly disclosed, there must also be adequate time for the market as a whole to digest the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second full business day following an announcement or disclosure to the marketplace via a press release or through a filing with the SEC.

Some examples of material, nonpublic information are:

●	Financial information (i.e. projections of future earnings or losses, or other earnings guidance);
●	Earnings that are inconsistent with the consensus expectations of the investment community;
●	A pending or proposed merger, acquisition or tender offer;
●	A pending or proposed acquisition or disposition of a significant asset;
●	The development of a significant new product or process;
●	The gain or loss of a significant customer or supplier;
●	Significant legal, regulatory or legislative developments affecting the Company;
●	A change in senior management;
●	A change in dividend policy or the declaration of a stock split;
●	An offering of additional securities; and
●	The existence of liquidity problems or impending bankruptcy.

Insiders According to court interpretation of Rule 10b-5, an “insider” is any director, officer or employee of the Company who possesses knowledge of material, nonpublic information about the Company and who has a duty to the Company to keep this information confidential. In addition, family members and friends of directors, officers or employees as well as professional advisors (i.e. accountants, attorneys, investment bankers and consultants) who receive material, nonpublic information about the Company may be considered “temporary insiders” of the Company.

Statement of Policy

It is the policy of the Company that no director, officer or other employee of the Company who is aware of material, nonpublic information relating to the Company may, directly or through family members or other persons or entities, (a) pass that information on to others outside the Company, including family and friends, (b) buy or sell securities of the Company (other than pursuant to a pre-approved trading plan complying with Rule 10b5-1), or (c) engage in any other action to take personal advantage of that information. In addition, it is the policy of the Company that no director, officer or other employee of the Company who, in the course of working for the Company, learns of material, nonpublic information about a company with which the Company does business, (including a customer or supplier of the Company), may trade in that company’s securities until the information becomes public or is no longer material.

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Transactions that may be necessary or that may appear justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exempted from the policy. The securities laws do not recognize such mitigating circumstances, and in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to our high standards of conduct and ethical behavior.

Disclosure of Material, Nonpublic Information No director, officer, employee or agent may disclose material, nonpublic information about the Company unless authorized to do so by the Company’s Chief Executive Officer or General Counsel. Only certain employees are authorized to disclose material, nonpublic information. Unless you are authorized by the Chief Executive Officer or the General Counsel, you should refrain from discussing material, nonpublic information with anyone not subject to this policy.

Transactions by Family Members This Statement of Policy also applies to your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in the Company’s securities). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the Company’s securities.

Twenty-Twenty Hindsight Before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

Quarterly Blackout Periods The Company’s announcement of its quarterly and annual financial results has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading while aware of material, nonpublic information, all directors, officers, employees, and their family members, are prohibited from trading in the Company’s securities during the period beginning two weeks before the last day of each fiscal quarter and fiscal year of the Company and ending after the first full business day following the Company’s issuance of its quarterly or annual earnings release. Exceptions to this requirement are permitted only by the written approval of the General Counsel. However, no employee may buy or sell Company securities even during the window periods if he or she is in possession of material, nonpublic information.

Hardship Exceptions A person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell the Company’s stock in order to generate cash may, in appropriate circumstances, be permitted to sell the Company’s stock even during the blackout period. Hardship exceptions may be granted only by the General Counsel and must be requested at least two business days in advance of the proposed trade. A hardship exception may be granted only if the General Counsel concludes that the Company’s earnings information for the applicable quarter does not constitute material, nonpublic information. Under no circumstance will a hardship exception be granted if the applicant is in possession of material, nonpublic information.

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Stock Option Plans This Statement of Policy also applies to the exercise of an option to purchase stock if proceeds from the sale of Company stock are being used to pay the exercise price of such options in a so-called “cashless exercise.”

Post-Termination Transactions This Statement of Policy continues to apply to your transactions in Company securities even after you have terminated employment or service with the Company. If you are in possession of material, nonpublic information when your employment terminates, you may not trade in the Company’s securities until that information has become public or is no longer material.

Additional Prohibited Transactions The Company considers it improper and inappropriate for any director, officer or other employee of the Company to engage in speculative transactions in the Company’s securities. It therefore is the Company’s policy that directors, officers and other employees may not engage in any of the following transactions with respect to the Company’s securities:

Short Sales A short sale is the sale of a security that one does not own but has borrowed in anticipation of making a profit by paying for it after its price has fallen. Short sales of the Company’s securities portray an expectation on the part of the seller that the securities will decline in value and could signal to the market that the seller has no confidence in the Company or its short-term prospects. For these reasons, short sales of the Company’s securities are prohibited by this Statement of Policy.

Publicly Traded Options A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that an insider is trading based on inside information. Transactions in options also may focus the person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Statement of Policy.

Hedging Transactions Certain forms of hedging, such as zero-cost collars and forward sale contracts, allow a stockholder to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow a person to continue to own the covered securities but without the full risks and rewards of ownership. When that occurs, he or she may no longer have the same objectives as the Company’s other shareholders. Therefore the Company strongly discourages hedging transactions of the Company’s securities. Any requests to engage in hedging transactions of the Company’s stock must be submitted to the General Counsel (or the Board of Directors for the CEO, CFO and General Counsel) at least two business days in advance of the proposed transaction.

Margin Accounts and Pledges Securities held in a margin account may be sold without consent to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material, nonpublic information or otherwise is not permitted to trade in the Company’s securities, directors, officers and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan, except to the Company. In the event that a director, officer or other employee has pledged the Company’s securities as collateral for a loan as of the date of this Statement of Policy, then such person may request permission to continue to pledge Company securities for an existing loan or renewal or refinancing of such loan. In such event, the director, officer or other employee of the company must submit a request for approval to the General Counsel at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

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Limit Orders A limit order is a specific order that sets a specific period in time in which to buy securities at or below a specific maximum price or to sell securities above or at specific minimum price. The General Counsel must approve any transaction using a limit order for the Company’s securities. The General Counsel must review the effective period and timing of any limit order in advance of placing such an order. In general, limit orders will not be approved that begin before or extend after the trading window guidelines discussed above. Despite prior approval, you must cancel any limit order if you later learn material, nonpublic information before the execution of the trade.

MicroVision’s Assistance

Any questions regarding this Statement of Policy or its application to any proposed transaction may be directed to the Company’s General Counsel. Ultimately, however, the responsibility for adhering to this Statement of Policy and avoiding unlawful transactions rests with the individual director, officer, employee or other related parties that must comply with this policy.

Certification

All directors, executive officers and employees must certify their understanding of and agree to comply with this Statement of Policy by signing the attached Certification.

Amendment

This Statement of Policy on Insider Trading may be amended by the Company from time to time, and a copy of this Statement of Policy on Insider Trading shall be posted on the Company’s intranet or otherwise made available to those covered by it.

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INSIDER TRADING CERTIFICATION

I certify that I have read and will comply with the MicroVision’s Statement of Policy on Insider Trading as amended from time to time. I understand that the Company’s General Counsel is available to answer any questions I have regarding the Statement. I will comply with the Statement of Policy on Insider Trading for as long as I am subject thereto.

Signature:

Print name:

Date:

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MicroVision Pre-Clearance Procedures

Overview

MicroVision, Inc. (the “Company”) has approved a Statement of Policy on Insider Trading relating to securities trades by all of the Company’s directors, executive officers and employees. This document describes additional procedures that apply to directors, executive officers and those non-executive employees who regularly become aware of earnings information or other material, nonpublic information about the Company.

General

The Company’s Pre-Clearance Procedures have been established to:

●	help prevent violations of the federal securities laws and to avoid both the trading and the appearance of trading on inside information;

●	assist directors and executive officers in complying with their SEC filing obligations; and

●	help directors and executive officers avoid inadvertent “short swing” (i.e., six months) profit liability.

These Pre-Clearance Procedures are applicable to (i) all directors, (ii) all executive officers and their administrative assistants, and (iii) all other persons who are informed by the General Counsel that they are subject to the Company’s Pre-Clearance Procedures (each a “Company Insider”). No Company Insider may engage in any transaction in the Company’s securities (including hedging transactions, transactions in derivative securities, gifts, contributions to a trust or similar transfers) at any time without first obtaining pre-clearance of the transaction from the General Counsel. A request for pre- clearance should be submitted to the General Counsel at least two business days in advance of the proposed transaction. Additionally, pre-clearance for the General Counsel will also require approval by the Chief Executive Officer; pre-clearance for the Chief Executive Officer, Chief Financial Officer and other Section 16 Officers will require approval by the Audit Committee Chair; pre-clearance for directors will require approval by the Board Chair and pre-clearance for the Board Chair requires approval of the Audit Committee Chair.

Any Company Insider who wishes to implement, modify or terminate a trading plan under SEC Rule 10b5-1 must first pre-clear the plan with the General Counsel. As required by Rule 10b5-1, a Company Insider may enter into or modify a trading plan only when he or she is not in possession of material, nonpublic information. In addition, a Company Insider may not enter into or modify a trading plan during a blackout period. A trading plan is a pre-established plan that directs one’s broker to buy or sell securities according to pre-established parameters. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan complies with Rule 10b5-1 by specifying the dates, prices and amounts of the contemplated trades, or by establishing a formula for determining such dates, prices and amounts.

Event Specific Blackout Periods

In addition to the quarterly blackout periods described in the Company’s Policy on Insider Trading, from time to time an event may occur that is material to the Company and is known only by some or all of the Company Insiders. As long as the event remains material and nonpublic, no Company Insider may trade in the Company’s securities. The existence of an event-specific blackout period will not be announced, other than to those who are aware of the event giving rise to the blackout period. If, however, another Company Insider, requests permission to trade in the Company’s securities during an event-specific blackout period, the General Counsel will inform the requester of the existence of a blackout period without disclosing the reason for the blackout period. Any person made aware of the existence of an event-specific blackout period should not disclose the existence of the blackout period to any other person. The failure of the General Counsel to designate a person as being subject to an event-specific blackout period will not relieve that person of the obligation not to trade while aware of material, nonpublic information.

Short-Swing Profit Transactions

As described in the Company’s Policy on Insider Trading, the Company considers it improper and inappropriate for any Company Insider or any other Company employee to engage in speculative transactions in the Company’s securities. The Company expects each Company Insider who is subject to Section 16 of the Securities Exchange Act of 1934 and the rules thereunder to monitor his or her own compliance with such rules and to avoid entering into prohibited transactions or recognizing short-swing profits.

The rules under Section 16 are complex, and Company Insiders should consult with the General Counsel or outside counsel prior to trading in the Company’s securities in order to maintain compliance with those rules. In general, however, Section 16 prohibits short sales (i.e. a sale of stock that is not owned by the seller or a sale of stock where the seller does not deliver the stock within 20 days or deposit the stock in the mail within five days of the sale) by executive officers and directors. Section 16 also discourages directors and executive officers from engaging in short-term trading of the Company’s securities, because such short-term trading may focus Company Insiders on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. Section 16 provides that a Company Insider must disgorge to the Company any profits made on short-term transactions in the Company’s securities.

A trade will be considered short-term if a Company director or executive officer buys or sells a Company security and offsets that transaction within six months of the original transaction date. For example, a short-term trade would occur if a person buys shares in January and then sells shares before June or conversely the person sells shares in January and then buys shares before June. With limited exceptions, any such matched transactions within a six-month window that give rise to profits will be subject to disgorgement. Any shareholder of the Company, including members of the public, may insist on the Company’s right to enforce such disgorgement.

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Post-Termination Transactions

A Company Insider who is aware of material, nonpublic information when he or she terminates service as a Company Insider, may not trade in the Company’s securities until that information has become public or is no longer material. In all other respects, the Pre-Clearance Procedures set forth in this document will cease to apply to a Company Insider upon the later of (i) such Company Insider’s termination of service to the Company or (ii) expiration of any blackout period in effect at the time of such termination of service.

Company Assistance

Any questions regarding this memorandum or its application to any proposed transaction should be directed to the Company’s General Counsel.

Certification

All Company Insiders must certify their understanding of and agreement to comply with the Company’s Pre-Clearance Procedures set forth in this document, by signing the attached Certification.

Amendment

These Pre-Clearance Procedures may be amended by the Company from time to time, and a copy of these Pre-Clearance Procedures shall be posted on the Company’s intranet or otherwise be made available to those covered by these Procedures.

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PRE-CLEARANCE PROCEDURES CERTIFICATION

I certify that I have read and will comply with the MicroVision’s Pre-Clearance Procedures as amended from time to time. I understand that the Company’s General Counsel is available to answer any questions I have regarding this policy. I will comply with the Company’s Pre-Clearance Procedures for as long as I am subject thereto.

Signature:

Print name:

Date:

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